EXHIBIT 2.2

                                ROYALTY AGREEMENT

         This Royalty Agreement ("Agreement") entered into as of this 1st day of May, 1997 is by and between ASAHI/AMERICA, INC., a Massachusetts corporation (the "Owner"), and THE ROSAEN COMPANY , a Michigan corporation. ("TRC").

         WHEREAS, Owner, TRC, Universal Flow Monitors, Inc. ("UFM") and certain other parties have entered into a Purchase and Sale Agreement ("P&S Agreement") dated as of the date hereof pursuant to which the TRC and UFM sold to Owner and Owner has purchased from TRC and UFM certain assets; and

         WHEREAS, as a material inducement to TRC to Transfer its rights in the UVP Products (as defined below), TRC requires Owner to grant to TRC a royalty interest in one of the product lines under development which was sold to Owner pursuant to the P&S Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       THE PRODUCTS.

         1.1 Pursuant to the P&S Agreement, TRC and UFM have sold, transferred and otherwise conveyed to Owner all of their right, title and interest in and to certain products known as the Ultrasonic Vortex Products which products have been under development by TRC and which are the subject of a United States Patent Application Serial No. 08/662,037 which was filed on June 12, 1996 and a United States Continuation-In-Part Application Serial No. 08/784,712 (the "UVP Products" or "UVP", as more fully defined on Exhibit A attached hereto and made a part hereof).

2.       THE ROYALTY.

         2.1 Owner shall pay to TRC a royalty (the "Royalty" or "Royalties") of five percent (5%) on the Net Sales Amounts (as defined herein) collected by Owner on all UVP Products sold by Owner during the Term (as defined herein). TRC acknowledges that UVP Products may be sold in conjunction with other products or systems manufactured and/or distributed by Owner, and TRC's


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right to a Royalty shall solely be in respect of sales of the UVP Products.

         2.2 For purposes hereof, "Net Sales Amounts" shall mean gross revenue less returns, discounts, including cash discounts, rebates and freight.

         2.3 In the event that the UVP is developed and sold by Owner, Royalties shall be payable to TRC on a calendar quarter basis, within thirty (30) days following the close of each calendar quarter for all sales of UVP completed in the just-ended calendar quarter. Owner shall deliver copies of all sales orders to TRC with each Royalty payment.

         2.4 Owner shall have a right of offset against any Royalties that become payable to TRC for any amounts owed to Owner pursuant to the terms of the P&S Agreement. In addition, in the event a third party brings a claim against Owner alleging that the UVP Technology (as defined below) infringes proprietary rights of such party, all Royalties shall be placed in escrow pending determination of such claim. Any remaining escrowed amounts shall be released
(a) if the third party action is successful, to Owner, to the extent Owner is entitled to indemnification under the P&S Agreement as a result of the outcome of such action, with the remainder, if any, to TRC, or (b) if the third party action is not successful, to TRC.

3.       DUTIES OF OWNER.

          3.1 As of the time of this Agreement, the UVP is in development. Owner intends to use its reasonable efforts to complete development of the UVP. Notwithstanding Owner's obligation to pay Royalties, Owner shall not be required to complete development nor to market or make sales of the UVP if Owner, in its sole discretion, determines that the completion, marketing and/or distribution of the UVP is not economically or financially feasible, and, in the event Owner makes such determination and no sales of the UVP are made, Owner shall neither be in breach of this Agreement nor be required to pay any Royalties to TRC hereunder.

          3.2 During the Term of this Agreement, Owner shall not sell, license or otherwise transfer any right to manufacture and market the UVP Products to third parties unless Owner obtains the written consent of TRC, which shall not be unreasonably withheld or delayed. The foregoing notwithstanding, (a) Owner shall not


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be precluded from subcontracting manufacturing rights to third parties or from granting distribution rights to third parties provided, however, that Owner shall remain responsible for paying Royalties on the Net Sales made by such parties, and (b) Owner shall not be required to obtain TRC's consent in the event that Owner sells all or substantially all of its assets or merges with a third party, where such acquiror or merged entity, as the case may be, agrees to pay the Royalties to the TRC in accordance with the terms of this Agreement and to otherwise comply with the terms hereof.

          3.3 Owner will keep accurate and complete books and records of its sales of the UVP Products. The TRC and its accountants shall have the right to review at TRC's expense, at any time and from time to time, but not more often than once each calendar quarter, such relevant books and records of Owner as may be reasonably required for TRC to determine the amount and the basis of calculation of the Royalties theretofore due and payable, or paid; provided, however, that TRC shall provide to Owner at least ten (10) business days' notice of its intent to review said books and records and such review shall be performed during the regular business hours of Owner and at a time which does not unreasonably disrupt the business operations of Owner. Moreover, TRC's right to review such books and records shall only be with respect to those books and records (or portions thereof) which deal directly with the sale of the UVP Products and the Royalties payable on such sales.

4.       TERM; TERMINATION.

         4.1 The "Term" of this Agreement shall commence upon the date of this Agreement and continue for a period of ten (10) years.

         4.2 This Agreement shall earlier terminate in the event that any of TRC, UFM or Lars or Erik Rosaen violates Section 9.1.3 of the P&S Agreement.

5.        INFRINGEMENT; ACTIONS INVOLVING THIRD PARTIES.

          5.1 TRC and Owner agree to inform the other promptly in writing of any unauthorized use that becomes known to it and/or if it has any reason to believe that there may be an unauthorized use by any third party of any of the technology subsumed in the pending patent applications transferred to Owner relative to the UVP Products (the "UVP Technology").

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          5.2 In the event that a patent is granted in respect of the UVP
Technology, in the case of any infringement or alleged infringement by a third party of the UVP Technology, Owner shall, after consultation with TRC, but in Owner's ultimate discretion, have the right, but shall not be obligated, to:

                        5.2.1 settle the infringement dispute with the third party as it relates to the UVP Technology;

                        5.2.2 prosecute the infringement dispute (and thereafter to settle same); or

                        5.2.3 not prosecute the infringement dispute.

                        5.2.4 In case Owner brings an infringement action, TRC agrees to become a party to such settlement and/or a party plaintiff in such infringement action. Owner shall control the prosecution of such infringement action and shall have complete authority to abandon or settle such action at any time, but shall consult from time to time with TRC regarding same.

          5.3 If Owner elects to bring an action against a third party or parties as provided in Section 5.2.2, Owner shall request that TRC either waive the right to receive any amount as a result of such claim by settlement or otherwise or pay 5% of the costs of maintaining such claim. TRC shall notify Owner of its decision within 10 days of such request in the event TRC elects not to waive. If TRC does not so waive its rights, TRC shall reimburse Owner for its proportionate share of costs on a quarterly basis within 10 days of presentation to TRC of supporting evidence of costs and expenses. Owner may set off Royalty amounts otherwise payable to TRC in reimbursement for such costs. In the event that TRC elects to waive its rights as aforesaid, but Owner elects to include TRC as a plaintiff pursuant to Section 5.2.4, then Owner shall indemnify and hold TRC harmless from its expenses and losses due to third party cross claims, except to the extent that such claim arises from an action or omission by TRC which is a breach of a representation or warranty of TRC under the P&S Agreement.

          5.4 In the event that the infringement action is successful or settled in Owner's favor and results in a payment to Owner:

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                        5.4.1 which exceeds the fees and expenses incurred by
          Owner in bringing the action, and TRC has elected not to waive its right to receive such amounts, then, after reimbursement of the costs and expenses incurred by Owner and TRC on a pro rata basis, TRC and Owner shall share in such award five percent (5%) to TRC and ninety-five percent (95%) to Owner; or

                        5.4.2 and TRC has elected to waive its right to such payment, then, one hundred percent (100%) of the award will be paid to Owner.

          5.5 In the event Owner does not undertake action to prevent an infringement of the UVP Technology within three (3) months of actual knowledge of same, TRC shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement and, in furtherance of such right, TRC may join Owner as a party plaintiff in any such suit without expense to Owner, and in such event, TRC shall indemnify and hold Owner harmless from all expenses and or losses incurred by it, including as a result of any cross claims made against Owner by any other party to such action.

          5.6 In the event that TRC shall undertake the enforcement of the UVP Technology rights as provided under Section 5.5 hereof, Owner shall continue to pay one hundred percent (100%) of all Royalties due to TRC, except to the extent necessary to reimburse itself for expenses and or losses incurred as a result of the action. Any recovery of damages by TRC for any such action shall be distributed one hundred percent (100%) to TRC. TRC shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, with the prior written consent of Owner, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Owner shall not be required to consent to the terms of any settlement which diminishes the value of the UVP Technology to Owner.

          5.7 Subject to the other terms of this Agreement, in any infringement suit or action instituted by either party against third parties to enforce the UVP Technology rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such action, cooperate in all respects and, to the extent possible, have its officers, directors and employees testify when requested and make available relevant records, papers and information relating to such action.

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6. OPPORTUNITIES/CONFLICTS OF INTEREST/NON-EXCLUSIVITY OF THE PARTIES. Except as
required by this Agreement, (i) no party to this Agreement shall have any rights in or to the other business activities of the other parties, nor to the income or profits derived therefrom, (ii) Owner shall not be prohibited from manufacturing and/or marketing products which compete with the UVP, (iii) neither Owner nor Beneficiaries shall be obligated to offer any investment or other business opportunities to the other party, and (iv) no party shall have any duty, fiduciary or otherwise, to afford the other parties any opportunity to participate in such activities.

7. WARRANTY AND REPRESENTATION. Each party warrants and represents to the other that it has full right, power and authority to enter into this Agreement and to perform all its obligations hereunder and that the execution, delivery and performance of this Agreement will not violate the provisions of any other agreement to which it is a party.

8.       ARBITRATION.

         8.1 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions in this Article 14, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          8.2 With regard to the interpretation of this Agreement on matters of dispute between Owner and TRC, the parties agree to have all questions related thereto, including the award of compensatory or punitive damages, or both, submitted to and resolved by binding arbitration by a panel of three (3) arbitrators.

9. NOTICES. All notices to a party shall be addressed to such party at the address set forth below or to such other place as may be designated by written notice to the other party. Notice shall be sufficient when delivered by hand; when sent by telecopy with the original thereof posted first-class mail, postage prepaid, within two (2) business days thereafter; when posted certified mail, postage prepaid, return receipt requested; or when delivered by a reputable private courier, requesting evidence of receipt as part of its service. Any such notice


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shall be addressed to the party at its telecopy number or its address described below, and shall be effective when first received. Unless otherwise notified in writing, each party shall direct all sums payable to the other party at its address for notice purposes. For purposes hereof, the addresses of the parties shall be as follows:

If to Owner:               Asahi/America, Inc.
                           35 Green Street
                           Malden, Massachusetts 02148
                           Attn:  President

         With copies to:   Burton Winnick, Esq.
                           Marianne Gilleran, Esq.
                           Gadsby & Hannah LLP
                           225 Franklin Street
                           Boston, Massachusetts  02110
                           Telecopy:  (617) 345-7050

If to TRC:                 The Rosaen Company
                           1755 East Nine Mile Road
                           P.O. Box 249
                           Hazel Park, Michigan 48030
                           Attn: Lars O. Rosaen, President

         With a copy to:   Steven E. Grob, Esq.
                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, MI  48243
                           Telecopy: (313) 568-6989

or to such other address as may be designated in writing by any party from time to time in accordance herewith, and shall be deemed delivered upon the earliest to occur of delivery by hand, when so telecopied, when so placed in the mails or when delivered to such delivery service as aforesaid.

10.      MISCELLANEOUS.

         10.1 Anything in this Agreement to the contrary notwithstanding, the provisions of this Agreement shall survive termination hereof for such period as shall give full effect thereto.

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         10.2 Any waiver, modification or amendment of any provision of this
Agreement shall be effective only if in writing and signed by each of the parties hereto.

         10.3 This Agreement shall in all respects be construed, enforced, and given effect according to the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles which would require the application of the laws of another jurisdiction.

         10.4 No waiver or modification of any right or obligation arising under this Agreement shall be construed as a waiver or modification of any other right or obligation. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach of the same or any other term or condition hereof.

         10.5 Neither party shall be responsible for any resulting loss if the fulfillment of any of the terms or provisions of this Agreement is delayed or prevented by riots, wars, acts of enemies, national emergency, strikes, floods, fires, acts of God, or by any other cause not within the control of the party whose performance is interfered with or which, by the exercise of reasonable diligence, such party is unable to prevent, whether of the class of causes enumerated above or not.

         10.6 TRC and Owner are independent. Nothing herein contained shall be construed to place TRC and Owner in the relationship of principal and agent, master and servant, partners or joint venturers.

         10.7 If any provision of this Agreement shall be found to be invalid or unenforceable, then such provision or provisions shall not invalidate or in any way affect the enforceability of the remainder of this Agreement and such provision or provisions shall be curtailed and limited to the extent necessary to bring the Agreement within any legal requirement.

         10.8 The headings of the sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof nor otherwise be given any legal effect.

         10.9 This Agreement may be executed in counterparts. Each counterpart, including a signature page executed by each of


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the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument.

         10.10 Each party agrees to provide any additional documents reasonably requested by the other party in order to carry out the purpose of this Agreement.

         10.11 This Agreement, together with the P&S Agreement, contains the full and complete undertaking and agreement between Owner and TRC with respect to the within subject matter, and supersedes all other agreements between Owner and TRC, whether written or oral, and may not be modified or amended except by written instrument executed by both Owner and TRC.



10.12 Owner shall give TRC notice of any exercise of its right of offset as set forth herein reasonably promptly upon the exercise of such right.

         IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement as a sealed instrument and have delivered this Agreement as of the day and year first above written.

                                            ASAHI/AMERICA, INC.

                                            By:   /s/ Leslie B. Lewis


                                            THE ROSAEN COMPANY


                                            By:   /s/ Lars O. Rosaen



                          COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.                                               _____________, 1997

         Then personally appeared the above-named, Leslie B. Lewis, who being duly sworn states that he is the President of and


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acknowledged the foregoing instrument to the free act and deed of Asahi/America,
Inc. this ____ day of _____________, 1997.


                                           _____________________________
                                           Notary Public
                                           My Commission Expires:

SEAL


                                STATE OF MICHIGAN

Oakland County, ss.                                               May 1, 1997

         Then personally appeared the above-named, Lars O. Rosaen, who being duly sworn states that he is the President of and acknowledged the foregoing instrument to the free act and deed of The Rosaen Company this 1st day of May, 1997.


                                       /s/ Allan P. Sheridan
                                           Notary Public
                                           My Commission Expires: 3/27/99

SEAL


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                                    Exhibit A

                             Ultrasonic Vortex Meter

A plastic vortex shedding flow meter that senses the vortices by use of sending and receiving sound waves through fluid. Optionally it has remote signal processing and a clamp-on housing wherein the active electronic and sonic section of the meter body can be removed from the vortex shedding mechanical portion for purposes of repair or maintenance.